Exhibit 10.7
STOCK ESCROW AGREEMENT
          STOCK ESCROW AGREEMENT, dated as of                     , 2007 (“Agreement”), by and among ALDABRA 2 ACQUISITION CORP., a Delaware corporation (“Company”), TERRAPIN PARTNERS VENTURE PARTNERSHIP, JONATHAN W. BERGER, RICHARD H. ROGEL, TERRAPIN PARTNERS EMPLOYEE PARTNERSHIP and CARL A. ALBERT (collectively “Initial Stockholders”) and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (“Escrow Agent”).
          WHEREAS, the Company has entered into an Underwriting Agreement, dated                     , 2007 (“Underwriting Agreement”), with Lazard Capital Markets LLC (“Lazard”) acting as representative of the several underwriters (collectively, the “Underwriters”), pursuant to which, among other matters, the Underwriters have agreed to purchase 30,000,000 units (“Units”) of the Company. Each Unit consists of one share of the Company’s common stock, par value $.0001 per share (“Common Stock”), and one warrant, each warrant to purchase one share of Common Stock, all as more fully described in the Company’s final Prospectus, dated                     , 2007 (“Prospectus”) comprising part of the Company’s Registration Statement on Form S-1 (File No. 333-141398) under the Securities Act of 1933, as amended (“Registration Statement”), declared effective on                     , 2007 (“Effective Date”).
          WHEREAS, the Initial Stockholders have agreed as a condition of the sale of the Units to deposit their shares of Common Stock of the Company, as set forth opposite their respective names in Exhibit A attached hereto (collectively “Escrow Shares”), in escrow as hereinafter provided.
          WHEREAS, the Company and the Initial Stockholders desire that the Escrow Agent accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided.
          IT IS AGREED:
     1. Appointment of Escrow Agent. The Company and the Initial Stockholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.
     2. Deposit of Escrow Shares. On or before the Effective Date, each of the Initial Stockholders shall deliver to the Escrow Agent certificates representing his, her or its respective Escrow Shares, to be held and disbursed subject to the terms and conditions of this Agreement. Each Initial Stockholder acknowledges that the certificate representing his, her or its Escrow Shares is legended to reflect the deposit of such Escrow Shares under this Agreement.
     3. Disbursement of the Escrow Shares. The Escrow Agent shall hold the Escrow Shares until one year after the consummation of a Business Combination (as defined in the Registration Statement) (“Escrow Period”), on which date it shall, upon written instructions from each Initial Stockholder, disburse each of the Initial Stockholder’s Escrow Shares (and any applicable stock power) to such Initial Stockholder; provided, however, that if the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated at any time during the Escrow Period, then the Escrow Agent shall promptly destroy the certificates representing the Escrow Shares; provided, however, that if the Underwriters exercise their over-allotment option to purchase an additional 4,500,000 Units of the Company (as described in the

Prospectus), the Initial Stockholders agree that the Escrow Agent shall return to the Company for cancellation, at no cost, the number of Escrow Shares held by each Initial Stockholder determined by multiplying (a) the product of (i) 1,125,000, multiplied by (ii) a fraction, (x) the numerator of which is the number of Escrow Shares held by each Initial Stockholder, and (y) the denominator of which is the total number of Escrow Shares, by (b) a fraction, (i) the numerator of which is 4,500,000 minus the number of shares of Common Stock purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 4,500,000; provided further, however, that if, after the Company consummates a Business Combination (as such term is defined in the Registration Statement), (i) it (or the surviving entity) subsequently consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of such entity having the right to exchange their shares of Common Stock for cash, securities or other property or (ii) the last sales price of the Common Stock equals or exceeds $18.00 per share for any 20 trading days within any 30-trading day period, then the Escrow Agent will, upon receipt of a certificate, executed by the Chairman of the Board, President or other authorized officer of the Company, in form reasonably acceptable to the Escrow Agent, that such transaction is then being consummated or such conditions have been achieved, as applicable, release the Escrow Shares to the Initial Stockholders. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Shares in accordance with this Section 3.
     4. Rights of Initial Stockholders in Escrow Shares.
          4.1 Voting Rights as a Stockholder. Subject to the terms of the Insider Letter described in Section 4.4 hereof and except as herein provided, the Initial Stockholders shall retain all of their rights as stockholders of the Company during the Escrow Period, including, without limitation, the right to vote such shares.
          4.2 Dividends and Other Distributions in Respect of the Escrow Shares. During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Initial Stockholders, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.
          4.3 Restrictions on Transfer. During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the Escrow Shares except (i) to an entity’s members upon its liquidation, (ii) by gift to a member of an Initial Stockholder’s immediate family or to a trust, the beneficiary of which is an Initial Stockholder or a member of an Initial Stockholder’s immediate family, (iii) by virtue of the laws of descent and distribution upon death of any Initial Stockholder, (iv) pursuant to a qualified domestic relations order or (v) by private sales made at or prior to the consummation of a Business Combination at prices no greater than the price which the Initial Stockholder paid for the Escrow Shares; provided, however, that such transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter signed by the Initial Stockholder transferring the Escrow Shares.
          4.4 Insider Letters. Each of the Initial Stockholders has executed a letter agreement with Lazard and the Company, dated as indicated on Exhibit A hereto, and which is filed as an exhibit to the Registration Statement (“Insider Letter”), respecting the rights and obligations of such Initial Stockholder in certain events, including but not limited to the liquidation of the Company.

     5. Concerning the Escrow Agent.
          5.1 Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.
          5.2 Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.
          5.3 Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.
          5.4 Further Assurances. From time to time on and after the date hereof, the Company and the Initial Stockholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.
          5.5 Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company, the Escrow Shares held hereunder. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.
          5.6 Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.
          5.7 Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.
     6. Miscellaneous.
          6.1 Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction (whether of the State of New York or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of New York). The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 6.6 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim..
          6.2 Third Party Beneficiaries. Each of the Initial Stockholders hereby acknowledges that the Underwriters are third party beneficiaries of this Agreement and this Agreement may not be modified or changed without the prior written consent of Lazard.
          6.3 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to the charged. It may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument
          6.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.
          6.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.
          6.6 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:
If to the Company, to:
Aldabra 2 Acquisition Corp.
c/o Terrapin Partners LLC
540 Madison Avenue
17th Floor
New York, New York 10022
Attn: Chief Executive Officer
If to a Stockholder, to his address set forth in Exhibit A.
and if to the Escrow Agent, to:
Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Chairman
A copy of any notice sent hereunder shall be sent to:
Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attn: David Alan Miller, Esq.
and:
Lazard Capital Markets LLC
30 Rockefeller Plaza
New York, NY 10020
Attn:
and:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attn: Raymond B. Check, Esq.
          The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.
          6.7 Liquidation of the Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate a Business Combination within the time period(s) specified in the Prospectus.

          WITNESS the execution of this Agreement as of the date first above written.

ALDABRA 2 ACQUISITION CORP.

By:

Name:
Title:

INITIAL STOCKHOLDERS:

TERRAPIN PARTNERS VENTURE PARTNERSHIP

By:

TERRAPIN PARNTERS EMPLOYEE PARTNERSHIP

By:

Jonathan W. Berger

Richard H. Rogel

Carl A. Albert

CONTINENTAL STOCK TRANSFER
& TRUST COMPANY

By:
Name:
Title:

EXHIBIT A

Name and Address of	Number	Stock	Date of
Initial Stockholder	of Shares	Certificate Number	Insider Letter
Terrapin Partners Venture Partnership	8,261,250	1	March 12, 2007
c/o Terrapin Partners LLC
540 Madison Avenue, 17th Floor
New York, New York 10022

Jonathan W. Berger	37,500	2	March 12, 2007
c/o Navigant Consulting, Inc.
100 Colony Square, Suite 1900
1175 Peachtree Street, N.E.
Atlanta, Georgia 30361

Richard H. Rogel	37,500	3	March 12, 2007
c/o Terrapin Partners LLC
540 Madison Avenue, 17th Floor
New York, New York 10022

Terrapin Partners Employee Partnership	251,250	4	March 12, 2007
c/o Terrapin Partners LLC
540 Madison Avenue, 17th Floor
New York, New York 10022

Carl A. Albert	37,500	5	March 12, 2007
10940 Bellagio Road, Suite A
Los Angeles, California 90077-3203